                                                                   EXHIBIT 10.37

================================================================================

                                               Published CUSIP Number: 01959CAB8

                                CREDIT AGREEMENT

                           Dated as of March 30, 2005

                                      among

                      ALLIED WORLD ASSURANCE HOLDINGS, LTD,
                                as the Borrower,

                             BANK OF AMERICA, N.A.,
                          as the Administrative Agent,

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                              as Syndication Agent,

                                       and

                         The Other Lenders Party Hereto

================================================================================

                         BANC OF AMERICA SECURITIES LLC
                                       and
                         WACHOVIA CAPITAL MARKETS, LLC,
                                       as
                     Joint Lead Arrangers and Book Managers

                                       and

                               BARCLAYS BANK, PLC
                                 CITIBANK, N.A.
                        DEUTSCHE BANK AG NEW YORK BRANCH
                       HSBC BANK USA, NATIONAL ASSOCIATION
                          ING BANK N.V., LONDON BRANCH
                                       as
                             Co-Documentation Agents

                                TABLE OF CONTENTS

Section                                                                                                  Page
-------                                                                                                  -----
ARTICLE I.            DEFINITIONS AND ACCOUNTING TERMS.............................................        4
         1.01         Defined Terms................................................................        4
         1.02         Other Interpretive Provisions................................................       22
         1.03         Accounting Terms.............................................................       22
         1.04         Rounding.....................................................................       23
         1.05         Times of Day.................................................................       23

ARTICLE II.           THE COMMITMENTS..............................................................       23
         2.01         Loans........................................................................       23
         2.02         Borrowings, Conversions and Continuations of Loans...........................       23
         2.03         Prepayments..................................................................       25
         2.04         Repayment of Loans...........................................................       26
         2.05         Interest.....................................................................       27
         2.06         Fees.........................................................................       27
         2.07         Computation of Interest and Fees.............................................       27
         2.08         Evidence of Debt.............................................................       28
         2.09         Payments Generally; Administrative Agent's Clawback..........................       28
         2.10         Sharing of Payments by Lenders...............................................       30

ARTICLE III.          TAXES, YIELD PROTECTION AND ILLEGALITY.......................................       30
         3.01         Taxes........................................................................       30
         3.02         Illegality...................................................................       33
         3.03         Inability to Determine Rates.................................................       33
         3.04         Increased Costs; Reserves on Eurodollar Rate Loans...........................       34
         3.05         Compensation for Losses......................................................       35
         3.06         Mitigation Obligations; Replacement of Lenders...............................       35
         3.07         Survival.....................................................................       36

ARTICLE IV.           CONDITIONS PRECEDENT TO BORROWING............................................       36
         4.01         Conditions of the Borrowing..................................................       36

ARTICLE V.            REPRESENTATIONS AND WARRANTIES...............................................       38
         5.01         Existence, Qualification and Power; Compliance with Laws.....................       38
         5.02         Authorization; No Contravention..............................................       38
         5.03         Governmental Authorization; Other Consents...................................       39
         5.04         Binding Effect...............................................................       39
         5.05         Financial Statements; No Material Adverse Effect.............................       39
         5.06         Litigation...................................................................       39
         5.07         No Default...................................................................       40
         5.08         Ownership of Property; Liens.................................................       40
         5.09         Environmental Compliance.....................................................       40
         5.10         Insurance....................................................................       40
         5.11         Taxes........................................................................       40
         5.12         ERISA Compliance and Foreign Benefit Plan Compliance.........................       40
         5.13         Subsidiaries.................................................................       41
         5.14         Margin Regulations; Investment Company Act; Public Utility Holding
                      Company Act; Investment Business Act 2003....................................       41
         5.15         Disclosure...................................................................       42

         5.16         Compliance with Laws.........................................................       42
         5.17         Intellectual Property; Licenses, Etc.........................................       42
         5.18         Insurance Licenses...........................................................       42
         5.19         Status Under Bermuda Law.....................................................       42
         5.20         Use of Proceeds..............................................................       43
         5.21         Solvency.....................................................................       43

ARTICLE VI.           AFFIRMATIVE COVENANTS........................................................       43
         6.01         Financial Statements.........................................................       43
         6.02         Certificates; Other Information..............................................       44
         6.03         Notices......................................................................       45
         6.04         Payment of Obligations.......................................................       46
         6.05         Preservation of Existence, Etc...............................................       46
         6.06         Maintenance of Properties....................................................       46
         6.07         Maintenance of Insurance.....................................................       46
         6.08         Compliance with Laws.........................................................       47
         6.09         Books and Records............................................................       47
         6.10         Inspection Rights............................................................       47
         6.11         Use of Proceeds..............................................................       47

ARTICLE VII.          NEGATIVE COVENANTS...........................................................       47
         7.01         Liens........................................................................       47
         7.02         Subsidiary Indebtedness......................................................       49
         7.03         Fundamental Changes..........................................................       50
         7.04         Change in Nature of Business.................................................       50
         7.05         Transactions with Affiliates.................................................       50
         7.06         Burdensome Agreements........................................................       50
         7.07         Use of Proceeds..............................................................       50
         7.08         Financial Covenants..........................................................       50

ARTICLE VIII.         EVENTS OF DEFAULT AND REMEDIES...............................................       51
         8.01         Events of Default............................................................       51
         8.02         Remedies Upon Event of Default...............................................       53
         8.03         Application of Funds.........................................................       53

ARTICLE IX.           ADMINISTRATIVE AGENT.........................................................       54
         9.01         .............................................................................       54
         9.02         Rights as a Lender...........................................................       54
         9.03         Exculpatory Provisions.......................................................       55
         9.04         Reliance by Administrative Agent.............................................       55
         9.05         Delegation of Duties.........................................................       56
         9.06         Resignation of Administrative Agent..........................................       56
         9.07         Non-Reliance on Administrative Agent and Other Lenders.......................       57
         9.08         No Other Duties, Etc.........................................................       57

ARTICLE X.            MISCELLANEOUS................................................................       57
         10.01        Amendments, Etc..............................................................       57
         10.02        Notices; Effectiveness; Electronic Communication.............................       58
         10.03        No Waiver; Cumulative Remedies...............................................       60
         10.04        Expenses; Indemnity; Damage Waiver...........................................       60
         10.05        Payments Set Aside...........................................................       62

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

10.06        Successors and Assigns.......................................................       62
10.07        Treatment of Certain Information; Confidentiality............................       65
10.08        Right of Setoff..............................................................       66
10.09        Interest Rate Limitation.....................................................       66
10.10        Counterparts; Integration; Effectiveness.....................................       66
10.11        Survival of Representations and Warranties...................................       67
10.12        Severability.................................................................       67
10.13        Replacement of Lenders.......................................................       67
10.14        Governing Law; Jurisdiction; Etc.............................................       68
10.15        Waiver of Jury Trial.........................................................       69
10.16        USA PATRIOT Act Notice.......................................................       69
10.17        Judgment Currency............................................................       69

SCHEDULES

2.01     Commitments and Applicable Percentages
5.13     Subsidiaries
7.01     Existing Liens
7.02     Existing Indebtedness
10.02    Administrative Agent's Office; Certain Addresses for Notices

EXHIBITS

         FORM OF
         ------------------------
A        Loan Notice
B        Note
C        Compliance Certificate
D        Assignment and Assumption
E        Opinion Matters

                                CREDIT AGREEMENT

      This CREDIT AGREEMENT ("Agreement") is entered into as of March 30, 2005, among ALLIED WORLD ASSURANCE HOLDINGS, LTD, an exempted Bermuda company (the "Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent.

      The Borrower has requested that the Lenders provide a term loan credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

      In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I.
                        DEFINITIONS AND ACCOUNTING TERMS

      1.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

      "Acquired Debt" means Indebtedness of any Person existing at the time such Person is merged into or consolidated with the Borrower or a Subsidiary by acquisition, merger, amalgamation, or consolidation (and renewals, extensions, amendments, and modifications of such Indebtedness), so long as (i) no Default exists or arises after giving effect to such acquisition, merger, amalgamation, or consolidation, (ii) such Indebtedness was not incurred in contemplation of such acquisition, merger, amalgamation, or consolidation, and (iii) no Subsidiary (other than the existing obligor at the time such Person was so acquired, merged, amalgamated, or consolidated) shall incur or have any direct or indirect liability for such Indebtedness.

      "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

      "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

      "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

      "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

      "Aggregate Commitments" means, on any date of determination, the Commitments of all the Lenders.

      "Agreement" means this Credit Agreement.

      "Annual Statement" means, as to any Insurance Subsidiary, the annual financial statement of such Insurance Subsidiary as required to be filed with the applicable Department, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

      "Applicable Insurance Code" means, as to any Insurance Subsidiary, the insurance code of any state or other jurisdiction where such Insurance Subsidiary is domiciled or doing insurance or reinsurance business.

      "A.M. Best" means A.M. Best Company, Inc. or its successor.

      "Applicable Margin" means, from time to time, the following percentage per annum, based upon the most recently-announced financial strength rating of AWAC by A.M. Best:

FINANCIAL STRENGTH RATING      APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS
-------------------------      -------------------------------------------
A+ or better                                     .50%
A                                                .60%
A- or worse                                      .75%

      "Applicable Percentage" means, with respect to any Lender, (a) at any time prior to the Borrowing on the Closing Date, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender's Commitment at such time, and (b) at any time from and after the Borrowing on the Closing Date until the Loans are repaid in full, the percentage (carried out to the ninth decimal place) of the Principal Debt that is held by such Lender at such time. If at any time the Loans have been repaid in full, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable

Percentage of each Lender is set forth opposite the name of such Lender on
Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

      "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

      "Arrangers" means Banc of America Securities LLC and Wachovia Capital Markets, LLC, in their several capacities as joint lead arrangers and book managers.

      "Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

      "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

      "Assumed Taxes" means, (a) with respect to any Equity Issuance, an amount equal to such incremental annual increase in franchise or other similar Taxes as the Borrower estimates in good faith shall be payable as a result of such Equity Issuance, and (b) with respect to any Significant Sale, an amount equal to such percentage (as the Borrower estimates in good faith to be its effective rate) of the taxable gain for income tax purposes with respect to such sale.

      "Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

      "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

      "AWAC" means Allied World Assurance Company, Ltd, a Bermuda exempt company.

      "Bank of America" means Bank of America, N.A. or its successor.

      "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

      "Base Rate Loan" means a Loan that bears interest at the Base Rate.

      "Borrower Materials" has the meaning specified in Section 10.02 (c).

      "Borrower" has the meaning specified in the introductory paragraph hereto.

      "Borrowing" means the borrowing or borrowings by the Borrower on the Closing Date of Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period.

      "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Charlotte, North Carolina, New York, New York, and Bermuda and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

      "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

      "Change of Control" means an event or series of events by which:

            (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

            (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period,
      (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

            (c) AWAC ceases for any reason to be a wholly owned Subsidiary of the Borrower.

      "Closing Date" means the Business Day on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section
10.01 and the Borrowing is made.

      "Code" means the Internal Revenue Code of 1986.

      "Commitment" means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender's name on Schedule 2.01.

      "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

      "Consolidated Funded Indebtedness" means, as of any date of determination and without duplication, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness,
(c) all direct obligations arising under letters of credit (including standby and commercial) which have been drawn but not reimbursed by the Person for whose account such letters of credit were issued, bankers' acceptances, bank guaranties, surety bonds, and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) the Swap Termination Value of Swap Contracts, (f) any obligations of any Insurance Subsidiary under Primary Policies, Reinsurance Agreements, or Retrocession Agreements (including security posted to secure obligations thereunder) to the extent such obligations are treated as indebtedness in accordance with GAAP, (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

      "Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Total Capitalization as of such date.

      "Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for that period calculated consistent with GAAP.

      "Consolidated Tangible Net Worth" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders' Equity of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date.

      "Consolidated Total Capitalization" means, as of any date of determination, the sum of (a) Consolidated Funded Indebtedness as of such date, plus (b) Consolidated Shareholders' Equity as of such date.

      "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.

      "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

      "Debt Issuance" means any issuance after the Closing Date by the Borrower or any Subsidiary of Indebtedness for borrowed money (whether evidenced by bonds, notes, debentures, loan agreements, or other similar instruments), other than Excluded Debt.

      "Debtor Relief Laws" means the Bankruptcy Code of the United States, Part XIII of the Companies Act 1981 of Bermuda, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Bermuda or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

      "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

      "Default Rate" means an interest rate equal to (i) the Base Rate plus (ii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan so long as it is a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

      "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder on the Closing Date,
(b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

      "Department" means, as to any Insurance Subsidiary, the department of insurance of the state or jurisdiction in which such Insurance Subsidiary is domiciled or doing insurance or reinsurance business, which department has regulatory jurisdiction over such Insurance Subsidiary.

      "Disposition" or "Dispose" means the sale, transfer, license, lease, or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer, or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

      "Dollar" and "$" mean lawful money of the United States.

      "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

      "Environmental Laws" means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

      "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

      "Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights, or other interests are outstanding on any date of determination.

      "Equity Issuance" means the issuance on and after the Closing Date by the Borrower or any Subsidiary of any Equity Interest, other than (i) present and future shares of stock, options, or warrants issued to employees, directors, or consultants of the Borrower or any Subsidiary, or stock issued upon the exercise of any such options or warrants issued to such employees, directors, or consultants or (ii) Equity Interests issued to the Borrower or any Subsidiary.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

      "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

      "Eurodollar Rate" means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Eurodollar Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

      "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

      "Event of Default" has the meaning specified in Section 8.01.

      "Excluded Debt" of the Borrower or any Subsidiary means (a) the Obligations, (b) Indebtedness for borrowed money (whether evidenced by bonds, notes, debentures, loan agreements or similar instruments) existing on the Closing Date and listed on
Schedule 7.02, (c) all obligations arising under letters of credit, now or hereafter issued, under letter of credit facilities or agreements existing on the Closing Date and listed on Schedule 7.02, (d) Acquired Debt which constitutes Indebtedness for borrowed money (whether evidenced by bonds, notes, debentures, loan agreements, or similar instruments), (e) renewals, extensions, amendments, modifications, and refinancings of Indebtedness described in CLAUSES
(b), (c) OR (d), so long as (i) the principal amount of such Indebtedness shall not exceed the principal amount of such Indebtedness immediately prior to giving effect to any such renewal, extension, amendment, modification, or refinancing, except (x) in the case of the Borrower, by an additional amount equal to a reasonable premium paid, and fees and expenses reasonably incurred, in connection with such refinancing, extension, amendment, or modification, and by an amount equal to any existing commitments unutilized thereunder, or (b) in the case of any Subsidiary, by an additional amount permitted to be incurred pursuant to Sections 7.02(a), 7.02(b), or 7.02(f), and (ii) no Default exists or arises after giving effect to such renewal, extension, amendment, modification, or refinancing, and (f) additional Indebtedness for borrowed money incurred by the Borrower or any Subsidiary on or after the Closing Date (other than Indebtedness referenced in clauses (a) through (d) of this definition), not to exceed $25,000,000 in the aggregate for all such entities collectively.

      "Excluded Disposition" of the Borrower or any Subsidiary means (a) a Disposition of fixed maturity investments or other investment assets in the ordinary course of the Borrower's or such Subsidiary's business so long as the proceeds of such Disposition are reinvested in other fixed maturity investments or other investment assets, (b) any Disposition permitted by Section 7.03, (c) Dispositions to fund obligations under insurance policy claims incurred in the ordinary course of business, and (d) Dispositions (other than Dispositions described in clauses (a) through (c) of this definition) with respect to which the aggregate amount of Net Cash Proceeds received on and after the Closing Date by Borrower and each such Subsidiary, collectively, does not exceed $10,000,000.

      "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income, profits, or capital (however denominated), and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any Taxes that are imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such Taxes pursuant to Section 3.01(a).

      "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve

System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

      "Fee Letter" means the letter agreement dated February 24, 2005, among the Borrower, the Administrative Agent and the Arrangers.

      "Foreign Benefit Plan" means any employee benefit plan, pension plan or welfare plan not subject to ERISA which is maintained or contributed to for the benefit of the employees of the Borrower or its Subsidiaries (other than any plan, policy, or agreement operated by any Governmental Authority) which, under applicable law, (a) is required to be funded through a trust or similar funding vehicle or (b) creates or could result in a Lien on any property of Borrower or any of its Subsidiaries.

      "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

      "FRB" means the Board of Governors of the Federal Reserve System of the United States.

      "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

      "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

      "Governmental Authority" means the government of the United States or Bermuda or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any Department or any supra-national bodies such as the European Union or the European Central Bank).

      "Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that (i) obligations of any Insurance Subsidiary under Primary Policies, Reinsurance Agreements, or Retrocession Agreements (including security posted to secure obligations thereunder) (ii) the Borrower's obligation to guarantee payment of any real property lease for office premises entered into by a direct or indirect Subsidiary of the Borrower, and (iii) obligations of the Borrower pursuant to letters to certain insurers, reinsurers and insurance brokers to contribute or cause to be contributed sufficient capital surplus to any direct or indirect Subsidiary of the Borrower in the event that such Subsidiary is unable or unwilling in whole or in part for financial reasons to make payment of any of its claims, losses or expenses pursuant to policies of insurance or reinsurance issued to clients of the addressees of such letters shall not be deemed to be Guarantees of such Person for the purposes of this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

      "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

      "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

            (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

            (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

            (c)   net obligations of such Person under any Swap Contract;

            (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days);

            (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, provided that for purposes hereof the amount of such limited recourse Indebtedness shall be limited to the lesser of (i) the amount of such Indebtedness as to which there is recourse to such Person and (ii) the fair market value of the property which is subject to the Lien;

            (f)   capital leases and Synthetic Lease Obligations;

            (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

            (h) all Guarantees of such Person in respect of any of the foregoing.

      For all purposes hereof, the "Indebtedness" of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. For all purposes hereof, the "Indebtedness" of any Person shall not include the obligation of any Insurance Subsidiary under Primary Policies, Reinsurance Agreements, or Retrocession Agreements (including security posted to secure obligations thereunder), or any Guarantee of any such obligations, so long as such agreements do not constitute, in effect, financing arrangements.

      "Indemnified Taxes" means Taxes other than Excluded Taxes.

      "Indemnitee" has the meaning specified in Section 10.04(b).

      "Information Memorandum" means the Information Memorandum prepared by the Borrower dated March 2005, and distributed to the Administrative Agent and the Lenders party to this Agreement on the Closing Date.

      "Insurance Subsidiary" means any Subsidiary of the Borrower that is authorized or admitted by a Department to carry on or transact one or more aspects of the business of selling, issuing, or underwriting insurance or reinsurance.

      "Intangible Assets" means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount, and capitalized research and development costs.

      "Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September, and December and the Maturity Date.

      "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or twelve months, if requested by the Borrower and consented to by all the Lenders) thereafter, as selected by the Borrower in its Loan Notice; provided that:

            (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

            (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

            (iii) no Interest Period shall extend beyond the Maturity Date.

      "IRS" means the United States Internal Revenue Service.

      "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation, or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

      "Lender" has the meaning specified in the introductory paragraph hereto.

      "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

      "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

      "Loan" means a loan by a Lender to the Borrower under Article II.

      "Loan Documents" means this Agreement, each Note, and the Fee Letter.

      "Loan Notice" means a notice of (a) the Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

      "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise), of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

      "Material Insurance Subsidiary" means AWAC and each other Insurance Subsidiary whose (a) consolidated assets exceed 5% of the consolidated assets of the Borrower and its Subsidiaries or (b) whose consolidated revenues exceed 5% of the consolidated revenues of the Borrower and its Subsidiaries, as of the end of or for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b).

      "Maturity Date" means March 30, 2012.

      "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

      "Net Cash Proceeds" means (a) with respect to any Significant Sale, cash (freely convertible into Dollars) (including, any cash received by way of deferred payment pursuant to a promissory note or otherwise, but only as and when received) received, on or after the date of consummation of such sale, by the Borrower or any Subsidiary from such sale, after (i) deduction of Assumed Taxes, (ii) payment of all usual and customary brokerage commissions and all other reasonable fees and expenses related to such sale (including, without limitation, reasonable attorneys' fees and closing costs incurred in connection with such sale), (iii) deduction of appropriate amounts to be provided by the Borrower or any Subsidiary as a reserve, in accordance with GAAP, against any liabilities retained by the Borrower or any Subsidiary after such sale, which liabilities are associated with the asset or assets being sold, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such sale, and (iv) deduction for the amount of any Indebtedness secured by the respective asset or assets being sold, which Indebtedness is required to be repaid as a result of such sale; (b) with respect to any Debt Issuance, cash (freely convertible into Dollars) received, on or after the date of such Debt Issuance, by the Borrower or any Subsidiary from such Debt Issuance, after (i) payment of all reasonable attorneys' fees and usual and customary underwriting commissions, closing costs, and other reasonable expenses associated with such Debt Issuance, and (ii) deduction of all deposits, escrow amounts, or other reserves required to be maintained by the Borrower or any Subsidiary in connection with such Indebtedness, and (c) with respect to any Equity Issuance, cash (freely convertible into Dollars) (including any cash received by way of deferred payment pursuant to a promissory note, or otherwise, but only as and when received) received, on or after the date of such Equity Issuance, by the Borrower or any Subsidiary from such Equity Issuance, net of usual and customary transaction costs and expenses associated with such Equity Issuance and Assumed Taxes.

      "Note" means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

      "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

      "OFAC" shall mean the U.S. Department of the Treasury's Office of Foreign Assets Control.

      "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);
(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust, or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

      "Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

      "Participant" has the meaning specified in Section 10.06(d).

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

      "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

      "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

      "Platform" has the meaning specified in Section 10.02.

      "Primary Policies" means any insurance policies issued by an Insurance Subsidiary.

      "Principal Debt" means, on any date of determination, the aggregate unpaid principal balance of the Loans.

      "Process Agent" has the meaning specified in Section 10.14(d).

      "Register" has the meaning specified in Section 10.06(c).

      "Reinsurance Agreement" means any agreement, contract, treaty, certificate, or other arrangement whereby any Insurance Subsidiary agrees to assume from or reinsure an insurer or reinsurer for all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

      "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, and advisors of such Person and of such Person's Affiliates.

      "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

      "Required Lenders" means, as of any date of determination, Lenders the sum of whose Applicable Percentages aggregate more than 50%; provided that the Commitment of, and the portion of the Principal Debt held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

      "Responsible Officer" means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, or secretary of the Borrower, or any other officer of Borrower duly authorized by all necessary corporate and/or other action on the part of the Borrower and for which an incumbency certificate has been delivered to Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

      "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower's or any Subsidiary's stockholders, partners or members (or the equivalent Person thereof).

      "Retrocession Agreement" means any agreement, contract, treaty, certificate, or other arrangement whereby any Insurance Subsidiary cedes to another insurer or reinsurer all or part of such Insurance Subsidiary's liability under a policy or policies of insurance or reinsurance issued by such Insurance Subsidiary.

      "SAP" means, as to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the Laws of the Department in the state or other jurisdiction of domicile of such Insurance Subsidiary for the preparation of annual statements or other financial reports by insurance companies of the same type as such Insurance Subsidiary as in effect at the time in question.

      "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

      "Shareholders' Equity" means, as of any date of determination, consolidated shareholders' equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

      "Significant Sale" means any Disposition by the Borrower or any Subsidiary (other than any Excluded Disposition), with respect to which the Net Cash Proceeds received by the Borrower or such Subsidiary for such Disposition (individually, or when aggregated with the Net Cash Proceeds from all such other Dispositions occurring in the same calendar year for which mandatory prepayments pursuant to Section 2.03(b)(ii) are required but have not been paid) equals or exceeds $10,000,000.

      "Solvent" means, as to a Person, that (a) the aggregate value of such Person's assets (at fair value and fair saleable value) exceeds (i) its total liabilities (whether contingent, subordinated, unmatured, unliquidated, or otherwise), and (ii) the amount required to pay such liabilities as they become absolute and matured in the normal course of business; (b) such Person has sufficient cash flow to enable it to pay its debts and liabilities (whether contingent, subordinated, matured, unliquidated, or otherwise) as they become absolute and matured in the normal course of business; and (c) such Person does not have an unreasonably small amount of capital with which to conduct such Person's business.

      "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company, or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

      "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

      "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any contractual netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

      "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

      "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

      "Threshold Amount" means $25,000,000.

      "Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

      "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

      "United States" and "U.S." mean the United States of America.

      1.02 OTHER INTERPRETIVE PROVISIONS. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

            (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all Laws consolidating, amending, replacing, or interpreting such Law, and any reference to any Law shall, unless otherwise specified, refer to such Law, as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

            (b) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

            (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

      1.03 ACCOUNTING TERMS. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP or SAP, as applicable, applied on a consistent basis, as in effect from time to time, applied in the case of GAAP in a manner consistent with that used in preparing the Audited Financial Statements and applied in the case of SAP in a manner consistent with that used in preparing the most-recent Annual Statement, except as otherwise specifically prescribed herein.

      (b) CHANGES IN GAAP OR SAP. If at any time any change in GAAP or SAP, as applicable, would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or SAP, as applicable, (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or SAP, as applicable, prior to such change therein and
(ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or SAP, as applicable.

      1.04 ROUNDING. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

      1.05 TIMES OF DAY. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

                                  ARTICLE II.
                                 THE COMMITMENTS

      2.01 LOANS. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Loan") to the Borrower on the Closing Date, in an aggregate amount not to exceed the amount of such Lender's Commitment; provided, however, that after giving effect to the Borrowing, the Principal Debt shall not exceed the Aggregate Commitments. Any portion of any Lender's Commitment that is not borrowed on the Closing Date shall automatically terminate. Loans that have been repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

      2.02 BORROWINGS, CONVERSIONS AND CONTINUATIONS OF LOANS.

      (a) The Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) (x) three Business Days prior to the requested date of the Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans with a requested Interest Period of one, two, three, or sixth months and (y) five Business Days prior to the requested date of the Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans with a requested Interest Period of twelve months, and (ii) on the requested date of the Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period of twelve months in duration as provided in the definition of "Interest Period", the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion, or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. In the case where the Borrower requests Eurodollar Rate Loans having an Interest Period of twelve months, not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion, or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to, or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion, or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted, or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

      (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of the Borrowing, each Lender shall make the amount of its Loans available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent promptly (such that, unless otherwise agreed by the Administrative Agent and the Borrower, such funds are disbursed by the later of 3:00 p.m. or one hour after all conditions precedent in Section
4.01 have been satisfied or waived), either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

      (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to, or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

      (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

      (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Loans.

      2.03 PREPAYMENTS.

      (a) Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Principal Debt in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment. If such prepayment notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages, and all partial prepayments shall be applied to the regularly-scheduled Principal Debt reductions as set forth in Section 2.04 in inverse order of maturities.

      (b) Mandatory Prepayments. Until such time as the Obligations have been repaid in full, the Principal Debt shall be permanently prepaid in the amounts and upon the occurrence of any of the following events:

            (i) Concurrently with any Debt Issuance by the Borrower or any Subsidiary, the Principal Debt shall be permanently prepaid, in the order and manner specified herein, by an amount equal to 100% of the Net Cash Proceeds realized by the Borrower or such Subsidiary from such Debt Issuance;

            (ii) With respect to the consummation of any Significant Sale by the Borrower or any Subsidiary (which Significant Sale must be otherwise permitted under the Loan Documents or shall have been consented to by Required Lenders), the Principal Debt shall be permanently prepaid in the order and manner specified herein, by an amount equal to 100% of the Net Cash Proceeds realized by the Borrower or such Subsidiary from such Significant Sale, which mandatory prepayment shall be payable as and when received (or if such Disposition is a Significant Sale as a result of aggregation with other Dispositions in the same calendar year, shall be payable on the date the aggregate Net Cash Proceeds from such Dispositions equals or exceeds $10,000,000).

            (iii) Concurrently with any Equity Issuance by the Borrower or any Subsidiary, the Principal Debt shall be permanently prepaid in the order and manner specified herein, by an amount equal to 50% of the Net Cash Proceeds realized by the Borrower or such Subsidiary from such Equity Issuance; provided however that, if any Equity Issuance is made on or prior to December 31, 2005, the mandatory prepayment required by this clause (b)(iii) with respect to such Equity Issuance shall be made on the first Business Day of January, 2006.

            (iv) Upon the earlier of (x) Borrower entering into or having knowledge of a definitive written agreement that could reasonably be expected to result in a Change of Control, or (y) the occurrence of a Change of Control, the Borrower shall immediately notify the Administrative Agent (which shall promptly notify the Lenders), and shall offer to prepay the Obligations owed to each Lender in full concurrently with such Change of Control. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than five (5) Business Days from the date of delivery of such notice to the Lenders the "Notice Period"). Each Lender shall notify the Administrative Agent within the Notice Period whether or not it wishes to receive a prepayment of the Obligations owed to such Lender. Any Lender not responding to the Administrative Agent during the Notice Period shall be deemed to have elected not to require prepayment of the Obligations owed to such Lender. The Borrower shall repay in full the Obligations owed to each Lender that elects to receive such prepayment (each an "Electing Lender"), on the later of the date upon which Change of Control occurs or two (2) Business Days after the expiration of the Notice Period.

      All mandatory prepayments of the Principal Debt shall be applied to the Principal Debt owed to each Lender or Electing Lender, as the case may be, (x) ratably, in the case of a prepayment pursuant to clauses (b)(i) through (iii) above and (y) to each Electing Lender in the case of a prepayment pursuant to clause (b)(iv) above, and any partial prepayments shall be applied to the regularly-scheduled Principal Debt reductions as set forth in Section 2.04 in inverse order of maturities.

      2.04 REPAYMENT OF LOANS. The Borrower shall repay the Principal Debt in three installments on the dates and in the amounts set forth below (as reduced by any prepayments pursuant to Section 2.03):

      (a) two installments each in the amount of $100,000,000, payable on March 30, 2010 and March 30, 2011 respectively; and

      (b) a final installment payable on the Maturity Date in an amount equal to all Principal Debt remaining outstanding on such date.

      2.05 INTEREST.

      (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

      (b) (i) If any amount of the Principal Debt is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

            (ii) If any amount (other than the Principal Debt) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

            (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

            (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

      (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. To the extent permitted by applicable Law, interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.



      2.06 FEES. The Borrower shall pay to the Arrangers and the Administrative Agent for account of the Lenders or their own respective accounts, as the case may be, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.



      2.07 COMPUTATION OF INTEREST AND FEES. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.



      2.08 EVIDENCE OF DEBT. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

      2.09 PAYMENTS GENERALLY; ADMINISTRATIVE AGENT'S CLAWBACK.

      (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment, or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

      (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender's share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with
Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in the Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

      (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

      A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

      (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

      (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

      (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

      2.10 SHARING OF PAYMENTS BY LENDERS. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

            (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

            (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

      The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                                  ARTICLE III.
                     TAXES, YIELD PROTECTION AND ILLEGALITY

      3.01 TAXES.

      (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any such Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

      (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the appropriate Governmental Authority in accordance with applicable Law.

      (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

      (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

      (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

      Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

            (i) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

            (ii) duly completed copies of IRS Form W-8ECI,

            (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section

      881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN, or

            (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

      Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender's status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender's entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender's status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (a) notify the Administrative Agent and the Borrower of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for Taxes from amounts payable to such Lender. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Indemnified Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

      (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any

Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

      (g) Delay in Requests. Failure or delay on the part of any Lender to demand payment pursuant to Section 3.01(b) or (c) shall not constitute a waiver of such Lender's right to demand such payment, provided that the Borrower shall not be required to compensate a Lender for any Indemnified Taxes or Other Taxes pursuant to Section 3.01(b) or (c) if such Lender's demand for payment is made more than six months after the date of such Lender's actual knowledge of the obligation to pay such Indemnified Taxes or Other Taxes.



      3.02 ILLEGALITY. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

      3.03 INABILITY TO DETERMINE RATES. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

      3.04 INCREASED COSTS; RESERVES ON EURODOLLAR RATE LOANS.

      (a) Increased Costs Generally. If any Change in Law shall:

            (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

            (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

            (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest, or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

      (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

      (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

      (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such

Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).

      (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 Business Days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.

      3.05 COMPENSATION FOR LOSSES. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

      (a) any continuation, conversion, payment, or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

      (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue, or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

      (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits or margin, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

      3.06 MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.

      (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and
(ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

      (b) Replacement of Lenders. If any Lender requests compensation under
Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to
Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

      3.07 SURVIVAL. All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

                                  ARTICLE IV.
                        CONDITIONS PRECEDENT TO BORROWING

      4.01 CONDITIONS OF THE BORROWING. The obligation of each Lender to fund its Applicable Percentage of the Borrowing on the Closing Date is subject to satisfaction of the following conditions precedent (unless waived in accordance with Section 10.01):

      (a) The Administrative Agent's receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

            (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender, and the Borrower;

            (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

            (iii) such certificates of resolutions or other action, incumbency certificates, and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority, and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

            (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing, and qualified to engage in business in Bermuda;

            (v) favorable opinions (i) of Sullivan and Cromwell LLP, special New York counsel to the Borrower, (ii) Conyers Dill & Pearman, special Bermuda counsel to the Borrower, and (iii) Wesley Dupont, general counsel of the Borrower, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E and such other matters concerning the Borrower and the Loan Documents as the Required Lenders may reasonably request;

            (vi) a certificate of a Responsible Officer of the Borrower either
      (A) attaching copies of all consents, licenses, and approvals required in connection with the execution, delivery, and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses, and approvals shall be in full force and effect, or (B) stating that no such consents, licenses, or approvals are so required;

            (vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in this Section 4.01 have been satisfied; and (B) the A.M. Best rating of AWAC on the Closing Date;

            (viii) confirmation that as of the Closing Date, and after giving effect to the Borrowing and the use of the proceeds of the Borrowing as permitted under the Loan Documents, each Material Insurance Subsidiary has a financial strength rating as reported by A.M. Best of A+;

            (ix) a letter from the Process Agent agreeing to the terms of
      Section 10.14(d);

            (x) the Audited Financial Statements and a copy of the Annual Statement of each Material Insurance Subsidiary for the fiscal year ended December 31, 2004; and

            (xi) such other assurances, certificates, documents, consents, or opinions as the Administrative Agent or the Required Lenders reasonably may require, including, without limitation, any consents or approvals from Governmental Authorities or other Persons required for the intended use of the proceeds of this Agreement.

      (b) Any fees required to be paid on or before the Closing Date shall have been paid.

      (c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges, and disbursements of counsel to the Administrative Agent to the extent invoiced at least two Business Days prior to the Closing Date, which invoice may include such additional amounts of such fees, charges, and disbursements as shall constitute its reasonable estimate of such fees, charges, and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

      (d) The Closing Date shall have occurred on or before March 31, 2005.

      (e) Except as set forth in the Information Memorandum, no change shall have occurred since December 31, 2004, in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of the Borrower or its Subsidiaries (taken as a whole) or in the facts and information regarding such entities as represented to date that has had (or could reasonably be expected to have) a Material Adverse Effect.

      (f) The representations and warranties of the Borrower contained in
Article V or any other Loan Document shall be true and correct on and as of the date of the Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

      (g) No Default shall exist, or would result from the Borrowing or from the application of the proceeds thereof.

      (h) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

      Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants to the Administrative Agent and the Lenders that on the date hereof and on the Closing Date:

      5.01 EXISTENCE, QUALIFICATION AND POWER; COMPLIANCE WITH LAWS. The Borrower and each Subsidiary (a) is duly organized or formed, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents, and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease, or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

      5.02 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery, and performance by the Borrower of each Loan Document have been duly authorized by all necessary corporate or other organizational action, and do not and will not
(a) contravene the terms of any of the Borrower's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower or any Subsidiary is a party or affecting the Borrower or the properties of the Borrower or any Subsidiary or (ii) any order, injunction, writ, or decree of any Governmental Authority or any arbitral award to which the Borrower or any Subsidiary or their respective property is subject; or (c) violate any Law. The Borrower and each Subsidiary thereof, as applicable, is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

      5.03 GOVERNMENTAL AUTHORIZATION; OTHER CONSENTS. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery, or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, except to the extent that the failure to do so could not reasonably be expected to (i) affect the Borrower's ability to perform each of its obligations under the Loan Documents or (ii) impose any liability on Administrative Agent or any Lender.

      5.04 BINDING EFFECT. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

      5.05 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT.

      (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

      (b) Except as set forth in the Information Memorandum, since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

      (c) The Annual Statements of each Material Insurance Subsidiary for the fiscal year ended December 31, 2004, heretofore filed with the applicable U.S. Department and delivered to the Lenders, have been prepared in accordance with SAP and fairly present the financial conditions of such Persons as of the dates thereof and their results of operations for the periods covered thereby in accordance with SAP consistently applied throughout the periods covered thereby, except as expressly noted therein.

      5.06 LITIGATION. There are no actions, suits, proceedings, claims, investigations, or disputes pending or, to the knowledge of any Responsible Officer of the Borrower after due investigation, threatened or contemplated, at law, in equity, in arbitration, or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

      5.07 NO DEFAULT. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

      5.08 OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

      5.09 ENVIRONMENTAL COMPLIANCE. The Borrower and each Subsidiary has reasonably concluded that there do not exist any Environmental Laws or claims that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      5.10 INSURANCE. The properties of each of the Borrower and each Subsidiary are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

      5.11 TAXES. The Borrower and each Subsidiary have filed all federal, state, and other material tax returns and reports required to be filed, and have paid all federal, state, and other material taxes, assessments, fees, and other governmental charges levied or imposed upon them or their properties, income, or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

      5.12 ERISA COMPLIANCE AND FOREIGN BENEFIT PLAN COMPLIANCE.

      (a) Each Plan is in substantial compliance with the applicable provisions of ERISA, the Code, and other federal or state Laws. Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

      (b) There are no pending or, to the best knowledge of any Responsible Officer of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

      (c) (i) No ERISA Event has occurred or is reasonably expected to occur;
(ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

      (d) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Foreign Benefit Plan is in compliance with applicable Laws,
(ii) to the extent that a Foreign Benefit Plan is required to be funded, the aggregate of the accumulated benefit obligations under each Foreign Benefit Plan does not exceed the fair market value of the assets held in the trust or similar funding vehicles for such Foreign Benefit Plan, (iii) reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which each Foreign Benefit Plan is maintained, and (iv) there are no actions, suits, or claims pending, or to the knowledge of the Borrower, threatened with respect to any Foreign Benefit Plan (other than routine claims for benefits).

      5.13 SUBSIDIARIES. The Borrower has no Subsidiaries other than those specifically disclosed on Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned by the Persons in the amounts specified on Schedule
5.13 free and clear of all Liens.

      5.14 MARGIN REGULATIONS; INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT; INVESTMENT BUSINESS ACT 2003.

      (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of the Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

      (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

      (c) The Borrower is not required to be licensed under The Investment Business Act 2003 of Bermuda.

      5.15 DISCLOSURE. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

      5.16 COMPLIANCE WITH LAWS. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      5.17 INTELLECTUAL PROPERTY; LICENSES, ETC. To the best of Borrower's knowledge, the Borrower and each Subsidiary own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, and other intellectual property rights that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent any failure to do so could not reasonably be expected to have a Material Adverse Effect.

      5.18 INSURANCE LICENSES. Each Insurance Subsidiary has obtained and maintains in full force and effect all licenses and permits from the Department and all other Governmental Authorities necessary to operate in the jurisdictions in which it operates, in each case other than such licenses and permits the failure to obtain or maintain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      5.19 STATUS UNDER BERMUDA LAW.

      (a) The Borrower is subject to civil and commercial Laws with respect to its obligations under the Loan Documents, and the execution, delivery, and performance by the Borrower of the Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither the Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of Bermuda in respect of its obligations under the Loan Documents;

      (b) The Loan Documents are in proper legal form under the Laws of Bermuda for the enforcement thereof against the Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority, or admissibility in evidence of the Loan Documents. It is not necessary to ensure the legality, validity, enforceability, priority, or admissibility in evidence of the Loan Documents that the Loan Documents be filed, registered, or recorded with, or executed or notarized before, any court or other authority in Bermuda or that any registration charge or stamp or similar tax be paid on or in respect of the Loan Documents or any other document, except for (i) any such filing, registration, recording, execution, or notarization as has been made or is not required to be made until the Loan Document or any other document is sought to be enforced, and (ii) any charge or tax as has been timely paid;

      (c) There is no tax, levy, impost, duty, fee, assessment, or other governmental charge, or any deduction or withholding, imposed by any Government Authority in or of Bermuda either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by the Borrower pursuant to the Loan Documents; and

      (d) The execution, delivery, and performance of the Loan Documents executed by the Borrower are, under applicable foreign exchange control regulations of Bermuda, not subject to any notification or authorization except
(i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

      5.20 USE OF PROCEEDS. The proceeds of the Loan will be used by the Borrower solely for the purposes specified in Section 6.11. None of such proceeds will be used to purchase or carry any "margin stock" as defined in Regulation U of the FRB (12 C.F.R. Part 221 and 207), or to reduce or retire any indebtedness originally incurred to purchase or carry a margin stock or for any other purpose that might constitute this transaction a "purpose credit" within the meaning of such Regulation U.

      5.21 SOLVENCY. Immediately prior to and after giving effect to the Borrowing hereunder and the use of the proceeds of the Borrowing as permitted under the Loan Documents, the Borrower and each Subsidiary are Solvent.

                                  ARTICLE VI.
                              AFFIRMATIVE COVENANTS

      So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

      6.01 FINANCIAL STATEMENTS. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

      (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;

      (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

      (c) as soon as available, but in any event within 120 days after the end of each fiscal year of each Material Insurance Subsidiary, a copy of the Annual Statement of such Person for such fiscal year, as filed with the applicable Department, prepared in accordance with SAP; and

      (d) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of each Material Insurance Subsidiary, a copy of the quarterly financial statement of such Person for such fiscal quarter, in reasonable detail and prepared in accordance with GAAP.

      6.02 CERTIFICATES; OTHER INFORMATION. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

      (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

      (b) promptly after any reasonable request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

      (c) promptly after the same are available, copies of each annual report, proxy, or financial statement or other report or communication sent to the stockholders, as a group, of the Borrower, and copies of all annual, regular, periodic, and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 (or comparable agency in any applicable non-U.S. jurisdiction) or which any Insurance Subsidiary may file or be required to file with the applicable

Department, and not otherwise required to be delivered to the Administrative Agent pursuant hereto, including, without limitation, all Insurance Holding Company System Act filings and filings which seek approval from Governmental Authorities with respect to transactions between the Borrower and its Affiliates;

      (d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

      Documents required to be delivered pursuant to Section 6.01(a) or (b) or
Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC or comparable agency in any applicable non-U.S. jurisdiction) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

      6.03 NOTICES. Promptly notify the Administrative Agent and each Lender upon a Responsible Officer becoming aware:

      (a) of the occurrence of any Default;

      (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, or proceeding between the Borrower or any Subsidiary and any Department or other Governmental Authority, including, without limitation, any hearing relating to a suspension, termination, revocation, or restructure of any insurance license or permit of any Material Insurance Subsidiary; (iii) any change in any Applicable Insurance Code or other Laws governing the investment and dividend policies and practices of any Insurance Subsidiary; (iv) any suspension, termination, or revocation by any Department or other Governmental Authority of any license of any Insurance Subsidiary to conduct business as an Insurance Subsidiary or the placing of any condition or restriction thereon; or (v) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

      (c) of the occurrence of any ERISA Event;

      (d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

      (e) of any announcement by A.M. Best of any change in the financial strength rating of any Material Insurance Subsidiary.

      Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action, if any, the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Documents, if any, that have been breached.


      6.04 PAYMENT OF OBLIGATIONS. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being or are about to be contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;
(b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any applicable grace periods and subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except in each case, where the failure to pay and discharge would result in aggregate obligations and liabilities in excess of the Threshold Amount.



      6.05 PRESERVATION OF EXISTENCE, ETC. (a) take all reasonable action to maintain all rights, privileges, permits, licenses, exemptions, and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) preserve or renew all of its registered patents, trademarks, trade names, and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.



      6.06 MAINTENANCE OF PROPERTIES. (a) Maintain, preserve, and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.



      6.07 MAINTENANCE OF INSURANCE. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

      6.08 COMPLIANCE WITH LAWS. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions, and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

      6.09 BOOKS AND RECORDS. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or SAP, as applicable) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

      6.10 INSPECTION RIGHTS. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial, and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances, and accounts with its directors, officers, and independent public accountants, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at any time during normal business hours and without advance notice.

      6.11 USE OF PROCEEDS. Use the proceeds of the Borrowing for general corporate purposes, which in each case is not in contravention of any Law or of any Loan Document, including the payment of dividends and other obligations.

                                  ARTICLE VII.
                               NEGATIVE COVENANTS

      So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

      7.01 LIENS. Create, incur, assume, or suffer to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, other than the following, so long as at the time of the incurrence of any Lien on and after the Closing Date, no Default exists or arises as a result thereof:

      (a) Liens pursuant to any Loan Document;

      (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, it being understood that to the extent such property consists of marketable securities, the Borrower or any Subsidiary may, from time to time, substitute or replace such martketable securities with other marketable securities, (ii) the amount secured or benefited thereby is not increased, and
(iii) with
respect to obligations of Subsidiaries, any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(a);

      (c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

      (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

      (e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

      (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business;

      (g) easements, rights-of-way, restrictions, and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

      (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

      (i) Liens in respect of capital leases, Synthetic Lease Obligations, and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) any purchase money Indebtedness secured thereby is incurred or guaranteed prior to, at the time of, or within 180 days after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later);

      (j) Liens on cash, cash equivalents, portfolio securities, or Swap Contracts of any Insurance Subsidiary pursuant to trust or other security arrangements, securing (i) obligations of such Insurance Subsidiary under Reinsurance Agreements, Primary Policies, or Retrocession Contracts (so long as such agreements do not constitute, in effect, financing arrangements), (ii) Guarantees of any obligations described in clause (i), or (iii) reimbursement obligations relating to letters of credit issued in lieu of the Guarantees described in clause (ii);

      (k) Liens securing Indebtedness owing by any Subsidiary to the Borrower;

      (l) Liens securing Acquired Debt and any refinancings, refundings, renewals, or extensions thereof; provided such Liens shall not extend to any other property of the Borrower or any Subsidiary; and

      (m) additional Liens so long as the aggregate principal amount of the Indebtedness or obligations secured thereby at any time outstanding does not exceed $25,000,000.

      7.02 SUBSIDIARY INDEBTEDNESS. Permit any Subsidiary to create, incur, assume, or suffer to exist any Indebtedness, except:

      (a) all reimbursement obligations (direct or contingent) relating to letters of credit described in Section 7.01(j)(iii), including without limitation, those existing on the Closing Date and listed on Part A of Schedule
7.02 and any refinancings, refundings, renewals, or extensions thereof;

      (b) Indebtedness of each Subsidiary existing on the Closing Date (other than Indebtedness described in clause (a)) and listed on Part B of Schedule 7.02 and any refinancings, refundings, renewals, or extensions thereof; provided that
(i) after giving effect to any such refinancing, refunding, renewal, or extension, the aggregate increased Indebtedness under this clause (b) incurred on or after the Closing Date, when aggregated, with any Indebtedness outstanding under Section 7.02(f), shall not exceed $25,000,000, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any), and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing, or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to such Subsidiary or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed, or extended;

      (c) obligations (contingent or otherwise) of any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;"

      (d) Indebtedness in respect of capital leases, Synthetic Lease Obligations, and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000,000;

      (e) Acquired Debt and any refinancings, refundings, renewals, or extensions thereof, so long as the principal amount of such Indebtedness shall not exceed the principal amount of such Indebtedness immediately prior to giving effect to any such renewal, extension, amendment, modification, or refinancing; and

      (f) additional Indebtedness in an aggregate principal amount not to exceed, on any date of determination, $25,000,000 less the aggregate increase in Indebtedness incurred on or after the Closing Date which is permitted under
Section 7.02(b) and is outstanding on such date.

      7.03 FUNDAMENTAL CHANGES. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

      (a) any Subsidiary may merge with or into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

      (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary.

      7.04 CHANGE IN NATURE OF BUSINESS. Engage in any business substantially different from the business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

      7.05 TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

      7.06 BURDENSOME AGREEMENTS. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary or to otherwise transfer property to the Borrower or any Subsidiary, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

      7.07 USE OF PROCEEDS. Use the proceeds of the Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

      7.08 FINANCIAL COVENANTS.

      (a) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $1,145,000,000, plus (ii) an amount equal to 50% of Consolidated Net Income earned in each full fiscal quarter ending on or after March 31, 2005

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

(with no deduction for a net loss in any such fiscal quarter), plus (iii) an amount equal to 50% of the aggregate Net Cash Proceeds from Equity Issuances made after December 31, 2004.

      (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than 0.35 to 1.00.

      (c) Financial Strength Ratings. Permit the financial strength rating by A.M. Best of any Material Insurance Subsidiary to be lower than A- at any time.

                                 ARTICLE VIII.
                         EVENTS OF DEFAULT AND REMEDIES

      8.01 EVENTS OF DEFAULT. The occurrence and continuance of any of the following shall constitute an Event of Default:

      (a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of the Principal Debt or (ii) within three days after the same becomes due, any interest on any Loan or any fee due hereunder, or
(iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

      (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.03, or 6.11, or
Article VII; or

      (c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date a Responsible Officer becomes aware or should have become aware thereof or (ii) the date upon which Administrative Agent gives notice to the Borrower of such failure; or

      (d) Representations and Warranties. Any representation, warranty, certification, or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

      (e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing, or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to

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

repurchase, prepay, defease, or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an "Early Termination Date" (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the "Defaulting Party" (as defined in such Swap Contract) or (B) any "Termination Event" (as so defined under such Swap Contract) as to which the Borrower or any Subsidiary is an Affected Party (as so defined under such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

      (f) Insolvency Proceedings, Etc. The Borrower or any Material Insurance Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

      (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Material Insurance Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated, or fully bonded within 30 days after its issue or levy; or

      (h) Judgments. There is entered against the Borrower or any Material Insurance Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage or not otherwise adequately reserved for by Borrower or such Material Insurance Subsidiary in accordance with GAAP or SAP, as may be applicable), or
(ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

      (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan, or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

      (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate, or rescind any Loan Document;

      (k) Adverse Governmental Action. Any Department or other Governmental Authority revokes or fails to renew any insurance license, permit, or franchise of any Material Insurance Subsidiary, or imposes any restriction or condition on any insurance license, permit, or franchise of any Material Insurance Subsidiary, if such revocation, non-renewal, condition, or restriction is reasonably likely to have a Material Adverse Effect; or

      (l) Failure to Preserve Existence. The Borrower fails to preserve, renew, or maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03.

      8.02 REMEDIES UPON EVENT OF DEFAULT. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

      (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

      (b) declare the unpaid Principal Debt, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

      (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of (i) an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law or
(ii) an Event of Default pursuant to Section 8.01(f) or (g), the obligation of each Lender to make Loans shall automatically terminate, and the unpaid Principal Debt and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

      8.03 APPLICATION OF FUNDS. After the exercise of remedies provided for in
Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

      First, to payment of that portion of the Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges, and disbursements of counsel to the Administrative Agent and amounts payable under
Article III) payable to the Administrative Agent in its capacity as such;

      Second, to payment of that portion of the Obligations constituting fees, indemnities, and other amounts (other than principal and interest) payable to the Lenders (including fees, charges, and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

      Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

      Fourth, to payment of that portion of the Obligations constituting the Principal Debt, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

      Fifth, to payment of any amounts owing to any Lender pursuant to the terms of any Swap Contracts, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them; and

      Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

                                  ARTICLE IX.

                              ADMINISTRATIVE AGENT

      9.01 APPOINTMENT AND AUTHORITY. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Section 9.06, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights or be bound in any way as a third party beneficiary of any of such provisions.

      9.02 RIGHTS AS A LENDER. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

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
      9.03 EXCULPATORY PROVISIONS. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

            (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

            (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

            (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

      The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

      The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.


      9.04 RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, Internet or intranet website posting, or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

      9.05 DELEGATION OF DUTIES. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

      9.06 RESIGNATION OF ADMINISTRATIVE AGENT. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (and the prior written approval of the Borrower if no Default has occurred and is continuing and the successor is not a Lender or an Affiliate of a Lender), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications, and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents, and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

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
      9.07 NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

      9.08 NO OTHER DUTIES, ETC. Anything herein to the contrary notwithstanding, none of the Arrangers or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

                                   ARTICLE X.
                                  MISCELLANEOUS

      10.01 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

      (a) waive any condition set forth in Section 4.01 without the written consent of each Lender;

      (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

      (c) postpone any date fixed by this Agreement or any other Loan Document for any payment, including amortization pursuant to Section 2.04, but excluding payments under Section 2.03(b), of principal, interest, fees, or other amounts due to the Lenders (or any of them) hereunder or under any Loan Document, without the written consent of each Lender directly affected thereby;

      (d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate;

      (e) change Section 2.10 or Section 8.03 in a manner that would alter the ratable sharing of payments required thereby without the written consent of each Lender;

      (f) change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender.

      10.02 NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION.

      (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

            (i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

            (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

      (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

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

      Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail, or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

      (c) The Platform. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform"). THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract, or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities, or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential, or punitive damages (as opposed to direct or actual damages).

      (d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier, or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

      (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete, or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender, and the Related Parties of each of them from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

      10.03 NO WAIVER; CUMULATIVE REMEDIES. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

      10.04 EXPENSES; INDEMNITY; DAMAGE WAIVER.

      (a) Costs and Expenses. The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, delivery, closing, and administration of this Agreement and the other Loan Documents or any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including, without limitation, the fees, charges, and disbursements of any counsel for the Administrative Agent or any Lender, including fee and time charges for attorneys who may be employees of the Administrative Agent or any Lender) in connection with inspection rights under
Section 6.10 or in connection with the enforcement or protection of its rights
(A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, or negotiations in respect of such Loans.

      (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses (including the fees, charges, and disbursements of any counsel for any Indemnitee and all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee,) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its
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Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) to the extent permitted by applicable Law, any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC, or (v) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of the Indemnitee.

      (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability, or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).

      (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic, or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

      (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

      (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments, and the repayment, satisfaction, or discharge of all the other Obligations.

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      10.05 PAYMENTS SET ASIDE. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

      10.06 SUCCESSORS AND ASSIGNS.

      (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection
(f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

            (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than

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      $5,000,000 unless each of the Administrative Agent and, so long as no
      Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

            (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

            (iii) any assignment of a Commitment must be approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

            (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with the processing and recordation fee in the amount, if any, set forth on
      Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

      (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and the amount of the Principal Debt owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

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The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

      (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

      Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver, or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

      (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

      (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

      (g) Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be

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of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

      10.07 TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors, and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that the party making such disclosure agrees to be responsible for any breach of this Section 10.07 by any of its Affiliates and its Affiliates respective partners, directors, employees, agents, advisors, and representatives), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (g) to a nationally recognized rating agency that requires access to information regarding the Borrower, the Loan and Loan Documents in connection with ratings issued with respect to an Approved Fund, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, which source is not subject to a confidentiality obligation.

      For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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

      Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

      10.08 RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations then due of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

      10.09 INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Principal Debt or, if it exceeds such the amount of the Principal Debt, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

      10.10 COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

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      10.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

      10.12 SEVERABILITY. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid, or unenforceable, (a) the legality, validity, and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid, or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid, or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      10.13 REPLACEMENT OF LENDERS. If any Lender requests compensation under
Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to
Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights, and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

      (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

      (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

      (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to
Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

      (d) such assignment does not conflict with applicable Laws.

      A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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      10.14 GOVERNING LAW; JURISDICTION; ETC.

      (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. WITHOUT GIVING EFFECT TO ANY LAWS THAT WOULD RESULT IN A CHOICE OF LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

      (b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BORROWER IRREVOCABLY WAIVES ALL IMMUNITY (WHETHER ON THE BASIS OF SOVEREIGNTY OR OTHERWISE) FROM JURISDICTION, ATTACHMENT (BOTH BEFORE AND AFTER JUDGMENT) AND EXECUTION TO WHICH IT MIGHT BE ENTITLED IN ANY SUCH LEGAL ACTION OR PROCEEDING IN THE COURTS OF ANY JURISDICTION.

      (c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

      (d) SERVICE OF PROCESS. ON OR PRIOR TO THE CLOSING DATE, THE BORROWER SHALL APPOINT ALLIED WORLD ASSURANCE COMPANY (U.S.) INC. (THE "PROCESS AGENT"), WITH AN OFFICE ON THE DATE HEREOF AT 199 WATER STREET, 16TH FLOOR, NEW YORK, NY 10038, UNITED STATES, AS ITS AGENT TO

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RECEIVE ON ITS BEHALF AND ITS PROPERTY SERVICE OF THE SUMMONS AND COMPLAINT AND
ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING, PROVIDED THAT A COPY OF SUCH PROCESS IS ALSO MAILED IN THE MANNER PROVIDED IN SECTION
10.02. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE BORROWER IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT'S ABOVE ADDRESS, AND THE BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. THE BORROWER ALSO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION
10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

      10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

      10.16 USA PATRIOT ACT NOTICE. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,
2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

      10.17 JUDGMENT CURRENCY. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due by the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due in such currency, the Person receiving such payment agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

                            [SIGNATURE PAGES FOLLOW.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        ALLIED WORLD ASSURANCE HOLDINGS, LTD

                                        By: /s/ Scott Carmilani
                                            ------------------------------------

                                        Name: Scott Carmilani

                                        Title: President & CEO

                                        By: /s/ Wesley Dupont
                                            ------------------------------------

                                        Name: Wesley Dupont

                                        Title: Secretary & General Counsel


                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        BANK OF AMERICA, N.A., as
                                        Administrative Agent

                                        By: /s/ Timothy Cassidy
                                            -----------------------------------

                                        Name: Timothy Cassidy

                                        Title: Vice President


                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        BANK OF AMERICA, N.A., as a Lender

                                        By: /s/ Timothy Cassidy
                                            -----------------------------------

                                        Name: Timothy Cassidy

                                        Title: Vice President


                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        WACHOVIA BANK, NATIONAL
                                        ASSOCIATION, as a Lender

                                        By: /s/ William R. Goley
                                            -----------------------------------

                                        Name: William R. Goley

                                        Title: Director


                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        HSBC BANK USA, NATIONAL
                                        ASSOCIATION, as a Lender

                                        By: /s/ Lawrence Karp
                                            -----------------------------------

                                        Name: Lawrence Karp

                                        Title: Senior Vice President

                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        BARCLAYS BANK PLC, as a Lender

                                        By: /s/ Jodie Walden
                                            -----------------------------------

                                        Name: Jodie Walden

                                        Title: Manager


                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        CITIBANK N.A., as a Lender

                                        By: /s/ Michael A. Taylor
                                            -----------------------------------

                                        Name: Michael A. Taylor

                                        Title: Managing Director


                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        DEUTSCHE BANK AG NEW YORK
                                        BRANCH, as a Lender

                                        By: /s/ Ruth Leung
                                            -----------------------------------

                                        Name: Ruth Leung

                                        Title: Director

                                        By: /s/ Richard Herder
                                            -----------------------------------

                                        Name: Richard Herder

                                        Title: Managing Director


                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        ING BANK N.V., LONDON BRANCH, as a
                                        Lender

                                        By: /s/ Mike Sharman
                                            -----------------------------------

                                        Name: Mike Sharman

                                        Title: Managing Director

                                        By: /s/ Nick Marchant
                                            -----------------------------------

                                        Name: Nick Marchant

                                        Title: Director


                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        THE GOVERNOR AND COMPANY OF THE
                                        BANK OF IRELAND, as a Lender

                                        By: /s/ Padraig Rushe
                                            -----------------------------------

                                        Name: Padraig Rushe

                                        Title: Director

                                        By: /s/ Fintan Reilly
                                            -----------------------------------

                                        Name: Fintan Reilly

                                        Title: Manager


                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        BAYERISCHE LANDESBANK, as a Lender

                                        By: /s/ Thomas Miller
                                            -----------------------------------

                                        Name: Thomas Miller

                                        Title: Vice President

                                        By: /s/ Norman McClave
                                            -----------------------------------

                                        Name: Norman McClave

                                        Title: First Vice President


                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        THE BANK OF TOKYO-MITSUBISHI, LTD.
                                        NEW YORK BRANCH, as a Lender

                                        By: /s/ Jesse A. Reid, Jr.
                                            -----------------------------------

                                        Name: Jesse A. Reid, Jr.

                                        Title: Authorized Signatory


                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        CREDIT SUISSE FIRST BOSTON, ACTING
                                        THROUGH ITS CAYMAN ISLANDS BRANCH, as
                                        a Lender

                                        By: /s/ Jay Chall
                                            -----------------------------------

                                        Name: Jay Chall

                                        Title: Director

                                        By: /s/ Karim Blasetti
                                            -----------------------------------

                                        Name: Karim Blasetti

                                        Title: Associate


                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        JPMORGAN CHASE BANK, as a Lender

                                        By: /s/ Helen L. Newcomb
                                            -----------------------------------

                                        Name: Helen L. Newcomb

                                        Title: Vice President

                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        MIZUHO CORPORATE BANK, LTD., as a Lender

                                        By: /s/ Robert Gallagher
                                            -----------------------------------

                                        Name: Robert Gallagher

                                        Title: Senior Vice President


                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                        ABN AMRO BANK N.V., as a Lender

                                        By: /s/ Neil R. Stein
                                            -----------------------------------

                                        Name: Neil R. Stein

                                        Title: Director

                                        By: /s/ Michael DeMarco
                                            ------------------------------------

                                        Name: Michael DeMarco

                                        Title: Assistant Vice President


                       SIGNATURE PAGE TO CREDIT AGREEMENT

                                     UFJ BANK LIMITED, as a Lender

                                     By: /s/ Stephen C. Small
                                         ---------------------------------------

                                     Name: Stephen C. Small

                                     Title: Senior Vice President & Area Manager

                       SIGNATURE PAGE TO CREDIT AGREEMENT